(on KPMG Peat Marwick LLP letterhead)




Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Kash n' Karry Food Stores, Inc. and, under date of September 16, 1994, except with respect to notes 1 and 5, which were as of November 9, 1994, we reported on the balance sheets of Kash n' Karry Food Stores, Inc. as of July 31, 1994 and August 1, 1993 and the related statements of operations, stockholders' deficit, and cash flows for the fifty-two weeks ended July 31, 1994 and August 1, 1993 and fifty-three weeks ended August 2, 1992. On February 17, 1995, our appointment as principal accounts was terminated. We have read Kash n' Karry Food Stores, Inc.'s statements included under Item 4 of its Form 8-K dated February 17, 1995, and we agree with such statements, except that we are not in a position to agree or disagree with Kash n' Karry Food Stores, Inc.'s statements that the change in accountants was recommended by the registrant's audit committee and approved by the registrant's Board of Directors.


/s/ KPMG Peat Marwick LLP
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February 23, 1995
Tampa, Florida